EXHIBIT 21

List of Worldwide Subsidiaries of Angiotech Pharmaceuticals, Inc. as of March 12, 2010

Structure of ownership and control:

Angiotech Pharmaceuticals, Inc. wholly owns all of the below mentioned entities.

Subsidiary Name	Jurisdiction of Organization
0741693 B.C. Ltd.	British Columbia
0761717 B.C. Ltd.	British Columbia
3091796 Nova Scotia Company	Nova Scotia
3091799 Nova Scotia Company	Nova Scotia
Afmedica, Inc.	Delaware
American Medical Instruments Holdings, Inc. d/b/a Angiotech	Delaware
Angiodevice International GmbH	Switzerland
Angiotech America, Inc.	Illinois
Angiotech BioCoatings Corp. d/b/a Angiotech	New York
Angiotech Capital, LLC	Nevada
Angiotech Danmark A/S	Denmark
Angiotech Delaware, Inc. d/b/a Angiotech	Delaware
Angiotech Florida Holdings, Inc.	Delaware
Angiotech GmbH	Germany
Angiotech International AG	Switzerland
Angiotech International Holdings, Corp.	Nova Scotia
Angiotech Investment Partnership	British Columbia
Angiotech Italy S.r.l.	Italy
Angiotech Participações do Brasil Ltda.	Brazil
Angiotech Pharmaceuticals (US), Inc. d/b/a Angiotech	Washington
Angiotech Pharmaceutical Interventions, Inc.	Delaware
Angiotech Puerto Rico, Inc.	Puerto Rico
Angiotech SARL	France
Angiotech S.L.	Spain
Angiotech Switzerland SA	Switzerland
Angiotech Tender Holdings, Inc.	British Columbia
Angiotech UK Ltd.	United Kingdom
API Canada Holdings, Inc.	British Columbia
B.G. Sulzle, Inc. d/b/a Angiotech	Delaware
Bifos AB	Sweden
DOS Trust	British Columbia
Manan Medical Products, Inc. d/b/a Angiotech	Delaware
Medical Device Technologies, Inc. d/b/a Angiotech	Delaware
NeuColl, Inc.	Delaware
PBN Medicals Denmark A/S	Denmark
Pearsalls Development Limited	United Kingdom
Pearsalls Limited	United Kingdom
Quill Medical, Inc.	Delaware
Soldiers Field Liquidity Management LLC	Hungary
Surgical Specialties Corporation d/b/a Angiotech	Delaware
Surgical Specialties Puerto Rico, Inc. d/b/a Angiotech	Puerto Rico
Surgical Specialties UK Holdings Limited	United Kingdom